SCHARF INVESTMENTS, LLC

STATEMENT OF POLICIES AND PROCEDURES

November 2012

INTRODUCTION

This Statement of Policies and Procedures (this “Statement”) addresses the responsibilities of the employees of Scharf Investments, LLC concerning applicable regulatory, compliance and operational issues.  The Statement does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees.

The Firm and its Employees have a fiduciary duty to the Firm’s clients and are required to maintain the highest ethical standards and to comply with all applicable federal and state securities laws.  Employees must report any violations of this Statement promptly to the CCO.

If you violate any provision contained in this Statement, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation also constitutes a violation of law.  Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

This Introduction and Parts I, II and III of this Statement (“Personal Securities Transactions,” “Code of Employee Conduct” and “Insider Trading”) constitute the Firm’s code of ethics pursuant to Rule 204A-1 under the Advisers Act.

A.           General Procedures.  The Firm will provide each Employee with a copy of this Statement and any amendments.  When each Employee receives this Statement, he or she must sign a Certificate of Receipt, in the form attached as Exhibit A.  The Certificate acknowledges that the Employee has received and understands this Statement (as amended) and includes the Employee’s agreement to comply with it.  At the same time, each new Employee also must complete an Employee Questionnaire in the form attached as Exhibit E.  Thereafter, each Employee immediately must notify the CCO if any of the information in his or her Employee Questionnaire becomes inaccurate in any respect.

No later than 10 days after becoming an Employee, such Employee must disclose on an Initial Holdings Report in the form attached as Exhibit B, all of his or her, and his or her Family Members’, Proprietary Accounts and list all securities in which the Employee or any of his or her Family Members has any Beneficial Ownership.  The Employee must also obtain on a Personal Securities Trading Request in the form attached as Exhibit D, prior approval of all securities transactions in Proprietary Accounts from the CCO.

Quarterly, each Employee must sign a Certificate of Compliance, in the form attached as Exhibit C, certifying that he or she has complied in all respects with this Statement and updating any information that is not current or complete.

B.           Chief Compliance Officer.  Employees who have questions about this Statement should contact Jason Marcus (or Jason Marcus’s designated substitute or successor) (the “CCO”).  The CCO is competent and knowledgeable regarding the Advisers Act and has full responsibility and authority to enforce and further develop this Statement.

C.           Mandatory Reporting of Violations.  Employees must report promptly any violation of this Statement to the CCO.  Reports may be anonymous.  Neither the Firm nor any Employee may retaliate against anyone who makes such a report.  Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

D.           Annual Review.  The Firm’s board of directors, managers or general partner, its executive officers and the CCO review this Statement annually to determine its adequacy and the effectiveness of its implementation.  The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations.  The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments.

Reviews of the policies and procedures described in Part II regarding personal securities transactions should: (1) assess whether Employees followed the required internal procedures, such as pre-approval, and compare the personal trading to any restricted lists; (2) assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Client Accounts and, if so, whether the Client Accounts are receiving terms as favorable as the Employee takes for himself or herself; (3) periodically analyze the Employee’s trading for patterns that may indicate abuse, including market timing; (4) investigate any substantial disparities between the quality of performance the Employee achieves for his or her own account and that he or she achieves for Client Accounts; and (5) investigate any substantial disparities between the percentage of trades that are profitable when the Employee trades for his or her own account and the percentage of trades that are profitable when he or she places trades for Client Accounts.

E.           Definitions.  To make it easier to review and understand these policies and procedures, some terms are defined below:

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Beneficial Ownership” of a security by a person means the person:

1.           Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in such security, (b) voting power, which includes the power to vote, or to direct the voting of, such security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of such security; or

2.           Provides any investment advice regarding such security; or

3.           Has the right to acquire such security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

4.           Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of such security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act.  For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities.  Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“Client Account” means any client as to which or for whom the Firm provides investment advisory services.  Consistent with this definition, “Client Account” includes a proprietary investment or trading account maintained by the Firm or its Employees or their Family Members if the Firm acts as the investment adviser to that account.  If the Firm does not act as such, then that account is a Proprietary Account.

“CCO” means Jason Marcus (or his or her designated substitute or successor).

“Covered Associate” means the Firm’s (a) general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee who solicits a Government Entity for the Firm, (c) any person who supervises, directly or indirectly, any such Employee; or (d) any political action committee controlled by the Firm or by any of its Covered Associates.

“Discretionary Account” means any Client Account that has granted the Firm (a) discretionary proxy voting authority, or (b) discretionary investment authority without expressly retaining proxy voting authority.

“Employee” means each person who is an employee, officer or manager of the Firm, and any other person whom the CCO notifies will be subject to this Statement (including, for example, the Firm’s independent service providers (such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information)) or any Covered Associates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

“Firm” means Scharf Investments, LLC and each of its affiliates that is engaged in the business of providing investment advisory services.

“Government Entity” means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

“ICA” means the Investment Company Act of 1940, as amended.

“Insider” means (except for purposes of Part III (Insider Trading)), any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered.  “Insider” for purposes of Part III is defined therein.

“IPO” means initial public offering.

“Non-Discretionary Account” means any Client Account that (a) has granted the Firm discretionary investment authority but has expressly retained proxy voting authority, or (b) has not granted the Firm either discretionary investment authority or discretionary proxy voting authority.

“Proprietary Account” means (1) a securities investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees ,except that the term “Proprietary Account” does not include any such account to which the Firm serves as investment adviser.

“Regulated Persons” means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering.

“Statement” means this Statement of Policies and Procedures.

“U.S.” means the United States of America.

Part I.

PERSONAL SECURITIES TRANSACTIONS

A.   Personal Trading Accounts and Reports.

1.   No later than 10 days after becoming an Employee, such Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security for which the Employee or the Employee’s Family Members have Beneficial Ownership, whether or not in a Proprietary Account, as of a date not more than 45 days prior to the date the person became an Employee.  This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of not more than forty-five days prior to the date the person became an Employee.  The Initial Holdings Report need not disclose shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm (but disclosure of closed-end funds and exchange-traded funds is required), securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds.

2.   Thereafter, each Employee is required to submit an Annual Holdings Report no later than 45 days after year-end.  The form of Initial Holdings and Annual Holdings Report is attached as Exhibit B.2.

3.   Thereafter, each Employee must advise the CCO and receive authorization before opening any new Proprietary Account and must report the identify the broker, dealer or bank, the date the Proprietary Account was established and date of the report within 30 days following the end of the quarter in which the Proprietary Account was established.

4.   Promptly upon becoming an Employee, each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO. All trade confirmations and brokerage statements for a calendar quarter must be received by the Firm not later than thirty days following the end of the calendar quarter.  Such trade confirmations and brokerage statements must identify: (a) the date of each transaction during the calendar quarter, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the security at which the transaction was effected; and (d) the name of the broker, dealer or bank with or through which the transaction was effected. In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm’s primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

5.   Each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

6.   For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

7.   Before arranging a personal loan with a broker, bank or other financial institution that will be collateralized by securities in a Proprietary Account, an Employee or other borrower must obtain the approval of the CCO.

8.   No later than thirty days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Statement and give the Firm a report disclosing all securities in which the Employee and the Employee’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held, including all transactions during the calendar quarter.  Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete, including all transactions during the calendar quarter.  If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.  The form to use for this purpose is attached as Exhibit C.

B.   Personal Trading Approvals.

No securities transactions for Proprietary Accounts may be effected without the prior written approval of the CCO.  Any transaction may be cancelled at the end of the day by the CCO or allocated to a Client Account at the CCO’s discretion.  This policy applies equally to securities acquired in IPOs and private placements.  The CCO must obtain the prior written approval of Brian A. Krawez (the “CCO’s Substitute”) before effecting any transactions in the CCO’s own Proprietary Accounts.  The form of Personal Securities Trading Request is attached as Exhibit D.  The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade.  If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval.  If the trade is not made on that day, the Employee must request approval again.

When an Employee recommends purchasing or selling a security for a Client Account, the Employee must disclose to the CCO if any of the Employee’s Proprietary Accounts then holds a position in that security.

C.   Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Statement.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper.  Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.   Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account.  Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.   Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.   Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.   Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.   Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

In addition, Client Account trade orders always must be entered first, in relation to Proprietary Accounts, in transactions on the same day.

E.   Front Running.

Without the prior written approval of the CCO, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts.  Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

F.   Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

G.   Private Placements and Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement or IPO without the prior approval of the CCO.  The form of Personal Securities Trading Request is attached as Exhibit D.  The CCO or the CCO’s Substitute will promptly notify the Employee of approval or denial of clearance to trade.  If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

H.   Securities Held or to be Acquired by a Fund.

If the Firm advises an investment company registered under the ICA (a “Fund”), no Employee shall:

a. Employ any device, scheme or artifice to defraud the Fund;

b. Make any untrue statement of a material fact to the Fund or omits to state a material fact necessary in order to make the statements made to he Fund, in light of the circumstances under which they are made, not misleading;

c. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

d. Engage in any manipulative practice with respect to the Fund,

in connection with the purchase or sale, directly or indirectly, by the Employee of a security (or any option to purchase or sell, and any security convertible into or exchangeable for, the security) that within the most recent 15 days is or had been held by the Fund or is being or has been considered for purchase by the Fund.

I.   Report to Fund Board Regarding Code of Ethics.

If the Firm advises a Fund, annually the Firm shall furnish to the Fund's board of directors a written report that: (a) describes any issues arising under this Code of Ethics or related procedures since the last such report to the board of directors, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations; and (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Employees from violating the Code.

CODE OF EMPLOYEE CONDUCT

J.   Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO.  Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Statement.  The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive.  Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

K.   Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the CCO, to:

1. Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2. Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II.H below regarding permissible gifts where no such quid pro quo relationship exists); or

3. Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

L.   Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm or any Client Account to clients, prospective clients and regulatory authorities are accurate.  The CCO supervises the appropriate Employees and, if the CCO deems appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to clients or potential clients, published prior performance and advertisements.

M.   The CAN-SPAM Act of 2003.

The Firm typically does not send any “unsolicited commercial emails.”  An unsolicited commercial email is any email message to anyone who is not an existing client or a prospective client who has requested the information being sent, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service.  The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation.  If you do not desire to receive further emails from Scharf Investments, LLC, please reply to this email and ask to be removed from our mailing list.

Scharf Investments, LLC
5619 Scotts Valley Drive, Suite 140
Scotts Valley, CA  95066
(831) 429-6513

N.   Protection of Client Assets.

1.   Receipt of Client Funds.  No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO.  Any Employee who accidentally receives client assets (such as a check made out directly to the Firm) should immediately (and in any event within three business days) return such assets to the person from whom they came.

2.   Acting to Obtain Client Custody.  Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account.  Prohibited activities include acting as a personal custodian or trustee for a client or client’s trust, obtaining any power of attorney or account signatory authority of a client’s account or assets or entering into any business transaction jointly with a client.

O.   Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

Regulation S-P (“Reg S-P”) requires SEC-registered investment advisers to adopt and implement policies and procedures that are reasonably designed to protect the confidentiality of nonpublic personal records.  Corresponding Federal Trade Commission (“FTC”) rules impose the same requirement on all other investment advisers.  Reg S-P applies to “consumer” records, meaning records regarding individuals, families, or households.  Reg S-P does not explicitly apply to the records of companies, investors in a private fund, or individuals acting in a business capacity, but corresponding FTC rules may impose similar disclosure and safeguarding obligations.  The Firm is committed to protecting the confidentiality of all non-public identifying and personal financial information regarding its clients, Investors, prospects, and Employees (“Nonpublic Personal Information”).

Reg S-P and FTC rules require the Firm and the Investment Funds provide Investors and clients with notices describing their privacy policies and procedures.  These privacy notices must be delivered to all new clients upon inception of an advisory relationship and Investors at the time they invest in an Investment Fund, and at least annually thereafter.  Reg S-P and the FTC rules do not require the distribution of privacy notices to companies or to individuals acting in a business capacity, but the Firm provides initial and annual privacy notices to all clients and Investors as a best practice.

1.   Proprietary Data; Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including the Nonpublic Personal Information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business, or as approved by the CCO.  Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any current, potential or former client or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the client or Investor (such as disclosure to a brokerage firm at which Client Account assets are held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law).  Such information is the property of the Firm.  Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions.  This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2.   Privacy of Customer Personal Information -- Information Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts and potential and former Client Accounts, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.   The CCO.  The Firm has designated the CCO to coordinate its information security program.  The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account information.

b.   Identifying Internal and External Risks to Customer Information.  The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures.  The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.  The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.   Information Safeguards.

To protect the confidentiality of the Nonpublic Personal Information and the Firm’s other confidential and proprietary information, Employees should take the following additional security precautions:

1.
Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm’s offices without the prior consent of the CCO.  Any physical information removed from the Firm’s offices or any information printed and kept at home (such as research files) must be returned to the Firm.  All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding.  (No document may be destroyed if the Firm is required to keep it – as further described in Part VII below.)  Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.
All computer drives containing confidential and proprietary information must be accessible only by the use of strong passwords.  Backup records and archived data are stored in a secure manner.  Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information.  For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity.  At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

3.
If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

4.	Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.
Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

6.
All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

d.   Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will oversee these service providers by (i) using reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law and (ii) taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards for confidential information.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

e.   Responding to Privacy Breaches.  Identity theft, breaches of privacy and data security and cyber crimes are an increasing threat to many businesses, and the Firm understands the importance of responding appropriately to a privacy breach.  If any Employee becomes aware of an actual or suspected privacy breach, including but not limited to any improper disclosure of Nonpublic Personal Information, that Employee must promptly notify the CCO.  Because most states require prompt specific notification to affected individuals of such a breach involving Nonpublic Personal Information, the Firm must investigate an actual or suspected breach that may involve Nonpublic Personal Information as quickly as possible and discuss the issue with legal counsel.  The Firms’ investigation and response will include the following, as appropriate:  (i)To the extent possible, identify the information that was disclosed and the improper recipients; (ii) Take any actions necessary to prevent further improper disclosures; (iii) Take any actions necessary to reduce the potential harm from improper disclosures that have already occurred; (iv) Consider discussing the issue with regulatory authorities and/or law enforcement officials; (v) Evaluate the need to notify affected Investors, make any such notifications and submit sample notification forms to state and federal government agencies as required by law; (vi) Collect, prepare, and retain documentation associated with the inadvertent disclosure and the Firm’s response(s); and (vii) Evaluate the need for changes to the Firm’s privacy protection policies and procedures in light of the breach.

f.   Discarding Information  Employees may only discard or destroy Nonpublic Personal Information in accordance with instructions from the CCO.  Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased so that the information cannot be reconstructed before being discarded.  Devices such as scanner and photocopiers that save electronic copies of information must be erased before their disposal.

P.   Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest.  Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

Q.   Favoritism, Entertainment and Gifts.

1.   Receipt by Employees.  An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry.  Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a.   Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal is in attendance.

b.   Flowers or food and/or wine baskets for the Firm generally are permissible.

c.   Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible.

d.   Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event.  However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted.

2.   From Employees.  An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present).  Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees).  The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

3.   Foreign Governments and their Instrumentalities.  The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government.  Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government.  In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.  Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.  Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the CCO prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

R.   Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.  These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and other regulatory authorities.

S.   Qualification of Solicitors.

The Firm complies with applicable rules regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.  In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans.  No such arrangement may be made without approval of the CCO.

T.   Email, Instant Messaging and Internet Chat Rooms/Message Boards Communication.

Employees should use the Firm’s email and instant messaging functions for all Firm business conducted via email and instant messaging, and should use such Firm functions for Firm purposes only.  All personal email and instant messenger communications should be made only through personal accounts and instant messenger software may be installed only on Firm computers approved by the CCO.

Employees may not post any messages about the Firm, its clients or investments, its Employees or its Employee’s investments on any internet message board, chat room, blog or social networking site.

Employees should be aware that all emails and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property, may be retained indefinitely, are subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by regulatory authorities.

U.   Solicitation of Government Entities.

The Firm is subject to SEC Rule 206(4)-5 regarding “pay-to-play” practices by investment advisers.  The rule prohibits the Firm from providing investment advisory services for compensation to a Government Entity (whether as a separate account or as an Investor in an Investment Fund) for two years after the Firm or its Covered Associates make a contribution to certain elected officials or candidates who (1) are directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice or (2) have the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice.

The Rule also prohibits the Firm from:

1.   Soliciting or coordinating payments to political parties in jurisdictions where the Firm is providing (or seeking to provide) investment advisory services;

2.   Soliciting or coordinating contributions from others to officials of a Government Entity to which the Firm is seeking to provide advisory services; and

3.   Paying (or agreeing to pay) a third party who is not a Regulated Person, to solicit a Government Entity on its behalf.  “Regulated Persons” are certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in “pay-to-play practices” and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

Before discussing the Firm’s services or an investment in an Investment Fund with any Government Entity or official or candidate of a Government Entity, an Employee must inform the CCO and receive permission to do so.

Part II.

INSIDER TRADING

A.   Policy Statement on Insider Trading.  The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities.  Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws.  It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer.  It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees.  Each Employee should review this Statement carefully.  Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while possessing material, nonpublic information;

•
Trading in securities by a non-insider while possessing material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•
Communicating material, nonpublic information to others, or recommending a securities transaction to others while possessing material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm.  Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

1.   Background.

The SEC is responsible for enforcing the federal securities laws.  State laws generally correspond to the federal laws and impose additional obligations and liabilities.  The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder.  These are the general antifraud provisions of the federal securities laws.  Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.   Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders.  In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders.  For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws.  Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company.  If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes.  The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information.  Those who disclose the information are called “tippers”; those who receive the information are called “tippees.”  If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present.  The same legal standards apply to remote tippees.  In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade.  If someone tips information to you, do not disclose the information to anyone except as required by this Statement.  You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while possessing certain nonpublic information is illegal if the information is “material.”  Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company.  It is information that, if generally known, would affect the market price of the security.  Material information can relate to current events or possible future events.  When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities.  The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material.  Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material.  When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information can also relate to events or circumstances affecting the market for a company’s securities.  For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public  investors generally.  If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.  Information that has been selectively disclosed to a few analysts or  investors is not public.  Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media.  When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information.  You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person.  This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders.  The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets.  Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3.   Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a.   civil injunction;

b.   disgorgement of the profit gained or the loss avoided;

c.   civil penalty of up to three times the profit gained or the loss avoided;

d.   criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e.   jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties.  Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career.  It is essential to avoid even the appearance of impropriety.

B.   Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading.  Every Employee must follow these procedures.  If you have any questions about the procedures, you should consult the CCO.

1.   Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.   Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Would this information affect the market price of the securities if it were generally known?  Could this information cause  investors to change their trading?

b.   Is the information nonpublic?  To whom has it been provided?  Has it been filed with the SEC?  Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.   Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a.   Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts.  In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.   Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends.  This includes making any comment about the company that could in any way be interpreted as a recommendation.  Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.   Do not discuss the material, nonpublic information with anyone except as required by this Statement.  Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.   Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.   Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information.  The Firm may use additional measures to address specific situations.

a.   Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b.   Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c.   Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d.   Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.   Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.   Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes.  In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position.  During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

1.   Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.   Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a.   No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b.   No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.   Client Serving as Director, Officer or Consultant.

From time to time, a client of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position.  During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.   Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client.

2.   Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in “blackout” periods for trading in securities of the company for which the client serves as a director, officer or consultant.

E.   Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

1.   Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading.  The Firm also reviews this Statement on a regular basis and updates it as necessary.  The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping.  The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information.  Finally, the Firm will advise Employees when and if it is permissible to trade in such securities.  Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.   Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I.  Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.

EXHIBIT A

CERTIFICATE OF RECEIPT

STATEMENT OF POLICIES AND PROCEDURES

I hereby certify that I have received and read the Statement of Policies and Procedures of Scharf Investments, LLC.  I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures.  I understand that such Statement is applicable to me.  I agree to comply in all respects with such Statement.

Signed:

Print Name:

Date:

EXHIBIT B

SECURITIES ACCOUNT DISCLOSURE FORM AND INITIAL HOLDINGS REPORT

Scharf Investments, LLC
5619 Scotts Valley Drive, Suite 140
Scotts Valley, CA  95066
Attention:  Jason Marcus

Ladies and Gentlemen:

Attached are complete and accurate lists of (1) all accounts with any brokerage firm or financial institution held in my name or the name of any of my spouse, my minor children, relatives or other persons living with me and any other persons to whom I contribute support, or in which any such person has Beneficial Ownership1 and (2) the title, type, number of shares or principal amount (as applicable), and exchange ticker symbol or CUSIP number (as applicable) of each security in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities.2

I understand that you require this list to monitor my compliance with the Statement of Policies and Procedures (the “Statement”) of Scharf Investments, LLC (the “Firm”).  I agree to notify the Firm and obtain its consent before opening any new account that is within the description above.  I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of periodic brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

This information is correct and complete as of ___________, 20__.

Signed:

Print Name:

Date:

1 “Beneficial Ownership” of a security is defined in section E of the Introduction of the Firm’s Statement of Policies and Procedures in effect on the date hereof.

2 “Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering (other than shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm, securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds).

EXHIBIT B.1

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF _____________, 20__

FOR

_______________________________
[Name of Employee]

Registered in the Name of:	Financial/Brokerage Institution	Account Number

If none, initial here: _____________.

EXHIBIT B.2

INITIAL & ANNUAL EMPLOYEE HOLDINGS REPORT

FOR

_______________________________
[Name of Employee]

AS OF
_______________________________
[Date]

Title of Security	Type (e.g., common, preferred, note, bond)	Number of Shares or Principal Amount	Exchange Ticker Symbol or CUSIP	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

EXHIBIT C

CERTIFICATE OF COMPLIANCE

I hereby certify that, since the date on which I received a copy of the Statement of Policies and Procedures of Scharf Investments, LLC (the “Firm”), or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

In particular, I have disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I have, or my spouse, any of my minor children, any relative or relatives or other persons living with me and any other person to whom I contribute support has, any Beneficial Ownership,1 over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities,2 and I have disclosed to the Firm all transactions in such accounts through the date of this certification.  If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

1 “Beneficial Ownership” of a security is defined in section E of the Introduction of the Firm’s Statement of Policies and Procedures in effect on the date hereof.

2 “Security” means any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering (other than shares of open-end investment companies registered under the ICA (mutual funds) that are not affiliated with the Firm, securities issued by the government of the U.S., money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments) and shares of money market funds).

EXHIBIT D

PERSONAL SECURITIES TRADING REQUEST

Name:

Details of Proposed Transaction:

___	Circle Purchase or Sale	Purchase/Sale
___	Date of Transaction
___	Indicate Name of Issuer and Symbol
___	Type of Security (e.g., Note, Common Stock, Preferred Stock)
___	Quantity of Shares or Units
___	Price per Share/Unit
___	Approximate Dollar Amount
___	Account for which Transaction Will Be Made
___	Name of Broker

Date of Request: _____________________________________________________________

You may/may not [circle one] execute the proposed transaction described above.

Reason for Decision [necessary for decision on requests regarding IPOs/restricted securities]

_________________________________________________________________________

_________________________________________________________________________

_________________________________________________________________________

Authorized Signature
Date of Response:

EXHIBIT E

SCHARF INVESTMENTS, LLC

EMPLOYEE QUESTIONNAIRE

Name of Employee:  ___________________________________

Date of Completion of Questionnaire: _____________________

Employee agrees immediately to notify the CCO at Scharf Investments, LLC if any of foregoing information becomes inaccurate in any respect while Employee is employed by Scharf Investments, LLC.  Italicized terms are defined at the end of this Questionnaire.  One event may result in “yes” answers to more than one of the questions below.

			Yes	No
A.	(1)	Have you ever:
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐	☐
		(b) been charged with any felony?	☐	☐

	(2)	Based upon activities that occurred while you exercised control over it, has an organization ever:
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to any felony?	☐	☐
		(b) been charged with any felony?	☐	☐

B.	(1)	Have you ever:
(a)
been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
			☐	☐
		(b) been charged with a misdemeanor specified in B(1)(a)?	☐	☐

	(2)	Based upon activities that occurred while you exercised control over it, has an organization ever:
		(a) been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in B(1)(a)?	☐	☐
		(b) been charged with a misdemeanor specified in B(1)(a)?	☐	☐

C.	Has the U.S. Securities and Exchange Commission or the Commodity Futures Trading Commission ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its regulations or statutes?	☐	☐
	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐
	(4)	entered an order against you in connection with investment-related activity?	☐	☐
	(5)	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐	☐

D.	Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:
	(1)	found you to have made a false statement or omission or been dishonest, unfair or unethical?	☐	☐
	(2)	found you to have been involved in a violation of investment-related regulation(s) or statute(s)?	☐	☐
	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐	☐
	(4)	entered an order against you in connection with investment-related activity?	☐	☐
	(5)	denied, suspended, or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?	☐	☐

E.	Has any self-regulatory organization or commodities exchange ever:
	(1)	found you to have made a false statement or omission?	☐	☐
	(2)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the U.S. Securities and Exchange Commission)?	☐	☐
	(3)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐	☐
	(4)	disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?	☐	☐

F.	Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?	☐	☐

			Yes	No
G.	Have you been notified that you are now the subject of any:
	(1)	regulatory complaint or proceeding that could result in a “yes” answer to any part of C, D or E?	☐	☐
	(2)	investigation that could result in a “yes” answer to any part of A, B, C, D or E?	☐	☐

H.	Has any domestic or foreign court ever:
	(1)	(a)	enjoined you in connection with any investment-related activity?	☐	☐
		(b)	found that you were involved in a violation of any investment-related statute(s) or regulation(s)?	☐	☐
		(c)	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐	☐

	(2)	Are you named in any pending civil action or other civil proceeding that could result in a “yes” answer to any part of H(1)?		☐	☐

I.	Have you ever been named as a respondent/defendant in an investment-related consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:
	(1)	(a)	is still pending, or;	☐	☐
		(b)	resulted in an arbitration award or civil judgment against you, regardless of amount, or;	☐	☐
		(c)	was settled for an amount of $10,000 or more?	☐	☐

(2)
Have you ever been the subject of an investment-related, consumer-initiated complaint, not otherwise reported under question I(1) above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?
				☐	☐

	(3)	Within the past twenty four (24) months, have you been the subject of an investment-related, consumer-initiated written complaint, not otherwise reported under question I(1) or I(2) above, which:
(a)
alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;
				☐	☐
		(b)	alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?	☐	☐

(4)	Are you currently the subject of, or have you been the subject of, an arbitration claim alleging damages in excess of $2,500, involving any of the following:
	(a)	any investment or an investment-related business or activity?	☐	☐
	(b)	fraud, false statement, or omission?	☐	☐
	(c)	theft, embezzlement or other wrongful taking of property?	☐	☐
	(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
	(e)	dishonest, unfair or unethical practices?	☐	☐

(5)	Are you currently subject to, or have you been found liable in, a civil, self-regulatory organization, or administrative proceeding involving any of the following?
	(a)	an investment or investment-related business or activity?	☐	☐
	(b)	fraud, false statement, or omission?	☐	☐
	(c)	theft, embezzlement or other wrongful taking of property?	☐	☐
	(d)	bribery, forgery, counterfeiting or extortion?	☐	☐
	(e)	dishonest, unfair or unethical practices?

			Yes	No
J.	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:
	(1)	violating investment-related statutes, regulations, rules or industry standards of conduct?	☐	☐
	(2)	fraud or the wrongful taking of property?	☐	☐
	(3)	failure to supervise in connection with investment-related statutes, regulations, rules or industry standards of conduct? .	☐	☐

K.	Within the past 10 years:
	(1)	have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐	☐
(2)
based on events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?
			☐	☐
(3)
based on events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?
			☐	☐

L.	Has a bonding company ever denied, paid out on, or revoked a bond for you?	☐	☐

M.	Do you have any unsatisfied judgments or liens against you?	☐	☐

DEFINITIONS

CHARGED means being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CONTROL means the power to direct or cause the direction of the management or policies of a company, whether through ownership of securities, by contract, or otherwise.  Any individual firm that is a director, partner or officer exercising executive responsibility (or having similar status or functions) or that directly or indirectly has the right to vote 25 percent or more of the voting securities or is entitled to 25 percent or more of the profits is presumed to control that company.

ENJOINED includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction or a temporary restraining order.

FELONY, for jurisdictions that do not differentiate between felony or misdemeanor, is an offense punishable by a sentence of at least one year imprisonment and/or a fine of at least $1,000.  The term also includes a general court martial.

FIRM means a broker-dealer, investment adviser or issuer, as appropriate.

FOREIGN FINANCIAL REGULATORY AUTHORITY includes a foreign securities authority; any other governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; or a membership organization, a function of which is to regulate the participation of its members in investment-related activities listed above.

FOUND includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments and similar informal resolutions of matters.

INVESTIGATION includes: (a) grand jury investigations; (b) U.S. Securities and Exchange Commission investigation after the “Wells” notice has been given; (c) FINRA Regulation, Inc. investigations after the “Wells” notice has been given or after a person associated with a member, as defined in the FINRA Bylaws, has been advised by the staff that it intends to recommend formal disciplinary action; (d) formal investigations by other SROs; or (e) actions or procedures designated as investigations by jurisdictions.  The term investigation does not include subpoenas, preliminary or routine regulatory inquiries or requests for information, deficiency letters, “blue sheet” requests or other trading questionnaires or examinations.

INVESTMENT-RELATED pertains to securities, commodities, banking, insurance or real estate (including, but not limited to, acting as or being associated with a broker, dealer, issuer, investment company, investment adviser, municipal securities dealer, government securities broker or dealer, futures sponsor, bank or savings association).

INVOLVED means engaging in an act or omission or aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act or omission.

JURISDICTION means a state, the District of Columbia, the Commonwealth of Puerto Rico, or any subdivision or regulatory body thereof.

MINOR RULE VIOLATION is a violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the U.S. Securities and Exchange Commission.  A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine.  Check with the appropriate self-regulatory organization to determine if a particular rule violation has been designated “minor” for these purposes.

ORDER means a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation but does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions unless they are included in an order.

PROCEEDING includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority, a felony criminal indictment or information (or equivalent formal charge) or a misdemeanor criminal information (or equivalent formal charge), but does not include an arrest or similar charge effected in the absence of a formal criminal indictment or information (or equivalent formal charge).

RESIGN or RESIGNED relates to separation from employment with any employer, is not restricted to investment-related employment, and includes any termination in which the allegations are a proximate cause of the separation, even if you initiated the separation.

SALES PRACTICE VIOLATIONS shall include any conduct directed at or involving a customer which would constitute a violation of: any rules for which a person could be disciplined by any self-regulatory organization; any provision of the Securities Exchange Act of 1934; or any state statute prohibiting fraudulent conduct in connection with the offer, sale or purchase of a security or in connection with the rendering of investment advice.

SELF-REGULATORY ORGANIZATION (“SRO”) means any national securities or commodities exchange, any national securities association (e.g., FINRA) or any registered clearing agency.